Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 14, 2019, with respect to the financial statements of Paragon Bioservices, Inc. incorporated by reference in the Registration Statement (Form S-3) dated September 13, 2019 and related Prospectuses of Catalent, Inc. for the registration of its shares of common stock, preferred stock and Series A convertible preferred stock.

/s/ Ernst & Young LLP

Tysons, Virginia

September 13, 2019